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                                                                   EXHIBIT 10.11

                                    AGREEMENT


         THIS AGREEMENT ("Agreement") is made and entered into this _____ day of _______________, 19___, by and between Norrell Corporation, including its wholly-owned subsidiaries ("Norrell"), and __________________________________,
[a corporation] [a resident] of the State of _______________ ("Service Provider"). Norrell and Service Provider are herein sometimes collectively referred to as "Parties" and individually as a "Party."


                              W I T N E S S E T H:

         WHEREAS, Norrell is a provider of Management Services; and

         WHEREAS, the Service Provider is in the Temporary Help Services Business as a licensee or franchisee of Norrell Services, Inc. ("Franchisor"); and

         WHEREAS, Norrell desires the assistance of Service Provider in identifying sales opportunities and in closing and implementing contracts in its Management Services Business; and

         WHEREAS, the Service Provider desires to provide such assistance to Norrell.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

         1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1:

              1.01 AREA means the geographic territory described in an attachment to the most recent franchise or license agreement (or agreements, if Service Provider has more than one franchise) or license between the Service Provider and Franchisor.

              1.02 CONFIDENTIAL INFORMATION means all information related to the Management Services Business of Norrell or the Temporary Help Services Business of the Service Provider which (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts by Norrell or the Service Provider that are reasonable under the circumstances to maintain its secrecy. Assuming the criteria in clauses (1) and (2) above are met, Confidential Information shall include, without limitation, actual and potential customer lists, sales and marketing information, customer account records, training and operations material and memoranda, computer software and systems, personnel records, code books, pricing information and financial information concerning or relating to the business, accounts, customers, associates and affairs of Norrell or the Service Provider and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential to


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Norrell or the Service Provider (subject to the franchise or license agreement with Franchisor), respectively. Confidential Information shall not include (i) information released to the public at large without restriction, (ii) information generally known to be obtainable from public sources in usable form without significant effort or expense, (iii) information lawfully and independently developed or acquired without reliance in any way on the information received as a result of this Agreement, and (iv) general skills and learning lawfully and independently acquired.

              1.03 CONTRACTED SERVICES means the initiation of, and participation jointly with Norrell in, sales of Management Services by Service Provider where the Management Services include services in the categories included in Service Provider's franchise or license agreement; and, if requested by Norrell and no incremental overhead cost to Service Provider would be involved, (a) the provision of recruiting, interviewing, basic testing, and training services for individuals seeking to be employed by Norrell, and (b) the provision of office or training space to Norrell during contract start-up and implementation; provided, however, Contracted Services shall not include the provision of Temporary Employees to Norrell by the Service Provider.

              1.04 CONTRACTED SERVICES FEE means, as to any client contract initiated and sold by Service Provider, two percent (2%) of the Management Services Revenue paid to Norrell with respect to Management Services provided to the client in the Area; or, with respect to Management Services provided to the client outside the Area, one and one-half percent (1 1/2%) of the Management Services Revenue paid to Norrell during the first year of the client contract and one percent (1%) of the Management Services Revenue paid to Norrell thereafter. For a client contract initiated and sold by someone other than Service Provider but performed within the Area, one-half percent (1/2%) of the Management Services Revenue paid to Norrell with respect to Management Services provided to the client in the Area will be paid to Service Provider. The Contracted Services Fee will be paid until the earlier of termination of the client contract or termination of Service Provider's franchise or license agreement with Franchisor.

              1.05 LIQUIDATION FEE means an amount payable by Norrell to Franchisor with respect to a Temporary Employee placed on assignment with Norrell by Service Provider and whom Norrell hires directly prior to such Temporary Employee completing eight (8) weeks (320 hours) on assignment with Norrell after the date Norrell notifies Service Provider of its intent to hire such employee. The dollar amount of such Liquidation Fee shall be equal to the pro rata amount of Gross Margin or Gross Profit (as defined in the franchise or license agreement, respectively, between the Services Provider and Franchisor) Norrell would have paid had the Temporary Employee remained on the assignment with Norrell for the full eight (8) week period. For example, if Gross Margin was $100 a week and the Temporary Employee was hired three (3) weeks after notification, Norrell would pay a Liquidation Fee of $500 (8-3 x $100) to Franchisor to be applied in accordance with the applicable franchise or license agreement. The Gross Margin or Gross Profit shall be calculated in accordance with the Pricing Rules established between Service Provider and Norrell on


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an annual basis. A copy of the Pricing Rules for the first twelve months of this
Agreement is attached as Exhibit A hereto for convenience of reference; a copy of the Pricing Rules for subsequent years may be obtained from Franchisor or Norrell not more than 30 days prior to the beginning of such Agreement year.

              1.06 MANAGEMENT SERVICES means managing and performing all or part of a client's business activity or functions for which Norrell has responsibility for the function or activity and for the results of such function or activity.

              1.07 MANAGEMENT SERVICES BUSINESS means the business of performing Management Services.

              1.08 MANAGEMENT SERVICES REVENUE means the dollar amount charged to and collected from the client by Norrell for direct Management Services performed in the Area less (i) the amount paid by Norrell to the Service Provider for any Temporary Employees the Service Provider provides to Norrell or Liquidation Fees or Placement Fees charged to Norrell in the conduct of Service Provider's Temporary Help Services Business, and (ii) any amounts that represent pass-through costs to the client, such as expenses, sub-contracted services, or the direct costs of equipment and facilities necessary to provide the Management Services.

              1.09 PLACEMENT FEES means the fees payable by Norrell to Franchisor with respect to individuals hired directly by Norrell who are recruited and screened by Service Provider. The amount of such fees are calculated in accordance with the Pricing Rules established annually by agreement of Franchisor and Norrell.

              1.10 TEMPORARY EMPLOYEE(s) means any person(s) furnished to Norrell by the Service Provider and who perform(s), on a temporary or part-time basis, jobs or services for Norrell.

              1.11 TEMPORARY HELP SERVICES BUSINESS means the business of marketing and providing, on a temporary or part-time basis, personnel to perform services for business and industry customers.

         2. SERVICES TO BE PROVIDED. The Service Provider agrees to provide the Contracted Services to Norrell to assist Norrell in its Management Services Business to be performed in the Area. No Contract Services Fee will be paid with respect to a client contract if Service Provider declines to perform the Contracted Services requested by Norrell in connection with that client contract.

         3. PAYMENT FOR CONTRACTED SERVICES. Norrell agrees to pay to the Services Provider the Contracted Services Fee within thirty (30) days of the end of any Norrell fiscal quarter in which Norrell receives Management Services Revenue. Additional incremental overhead costs incurred by Service Provider during start-up in connection with the Contracted Services which are specifically approved in advance by Norrell on a case by case basis will be billed to client as pass-through costs.


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         4.   TEMPORARY HELP SERVICES. In the event Norrell needs Temporary
Employees in the performance of Management Services for a client, Service Provider may provide Temporary Employees to Norrell, subject to the franchise or license agreement between Service Provider and Franchisor. In the event that Norrell hires for positions of full-time employment with Norrell, any of the Temporary Employees placed on assignment with Norrell by the Service Provider in the conduct of such Temporary Help Service Business, Norrell will pay a Liquidation Fee for each such Temporary Employee hired by Norrell before the expiration of eight (8) weeks from the date of notification to Service Provider of Norrell`s intent to hire the Temporary Employee. Norrell shall strive to have approximately ten percent (10%) of all the Full Time Equivalent positions under a Norrell Management Services contract being performed in the Area staffed by Temporary Employees through the Service Provider or to provide Service Provider the opportunity to obtain an equivalent gross margin dollar amount through Liquidated Damages or Placement Fees. If Service Provider has Temporary Employees assigned to the Management Services client at the outset with a Management Services Contact who are hired as FTE's by Norrell, that hire will be subject to the Liquidation Fee provisions of this agreement, except that the Gross Margin or Gross Profit percentage used for the Liquidation Fee calculation shall be the Gross Margin or Gross Profit percentage billed to the client by Franchisor for the week prior to the beginning of the Management Services Contract.

         5. SATISFACTORY SERVICES. All services provided by Service Provider hereunder shall meet commercially reasonable quality standards set by Norrell.

         6. TERM. This Agreement shall remain in effect until the earlier to occur of (i) the date the Service Provider ceases to be a franchisee or licensee of Franchisor, (ii) the date the Parties mutually agree to terminate this Agreement, (iii) five (5) years from the date this Agreement was entered into, unless extended by agreement of the Parties, or (iv) a breach of this Agreement which is not cured within ten (10) days from the receipt of written notice of such breach given to the breaching party.

         7. AGREEMENT NOT TO SOLICIT EMPLOYEES. The Service Provider and Norrell mutually agree that during the term of this Agreement and for a period of one (1) year following the termination, for whatever reason, of this Agreement, the Parties will not, either directly or indirectly, on the Parties own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away to another business or enterprise any person employed by the other Party within the Area, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will; nor will the Parties at any time during such period, either directly or indirectly, induce or attempt to induce any such employee to terminate, breach or otherwise fail fully to perform any employment agreement with the other.

         8.   OWNERSHIP AND NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL
INFORMATION.

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              8.01   OWNERSHIP OF CONFIDENTIAL INFORMATION. The Parties
acknowledge and agree that all Confidential Information of the other party, and all physical embodiments thereof, is confidential to and shall be and remain the sole and exclusive property of the respective party. Upon request by the other party, and in any event upon termination of the Agreement for any reason, the Parties shall promptly deliver to the other all property belonging to the other including, without limitation, all Confidential Information (and all embodiments thereof) then in the Parties' custody, control or possession.

              8.02 NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION. The Parties agree that they will not, either during the term of this Agreement or for five (5) years thereafter, without the prior written consent of the other, disclose or make available any of the other Party's Confidential Information to any person or entity or make or cause to be made or permit or allow, either on their own behalf or on behalf of others, any use of Confidential Information other than in the proper performance of the respective duties hereunder. The Parties agree that neither party is prohibited hereby from disclosing or using the Confidential Information owned by the other party which is required to be disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, provided, however, that the such disclosing party shall first have (i) given written notice of such required disclosure to the other, (ii) made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which disclosure is required, and
(iii) taken reasonable steps to allow the other to seek to protect the confidentiality of the information required to be disclosed.

         9.   MISCELLANEOUS.

              9.01 PREVIOUS AGREEMENT. Contracts to provide Management Services which already exist between Norrell and its client as of the date of this Agreement (the "Existing Client Contracts") shall not be subject to this Agreement but instead are subject to an Agreement regarding Management Services previously executed between Service Provider and Tascor Incorporated (the "Earlier Agreement"). Except with respect to the Existing Client Contracts, the Earlier Agreement, if any, between Service Provider and Tascor Incorporated is hereby terminated and of no further force and effect.

              9.02 EXCLUDED CONTRACTS. Contracts to provide Management Services which are by and between any customer and an entity in which Norrell has an ownership interest but is not the sole owner or shareholder (a "Joint Venture") shall not be subject to the terms of this Agreement unless the Joint Venture and any non-Norrell shareholder or partner of the Joint Venture expressly agree in writing.

              9.03 EXPENSES. Each party hereto will pay its own expenses in connection with the performance of its obligations required by this Agreement.


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              9.04   NOTICES. Every notice or other communication required or
contemplated by this Agreement by any party shall be delivered either by (i) personal delivery, or (ii) postage prepaid return receipt requested certified mail, addressed to the party for whom intended at the address stated on the signature page of this Agreement or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communications required or contemplated by this Agreement delivered in person shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery or on the date postmarked, respectively. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

              9.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

              9.06 ENTIRE AGREEMENT. This Agreement constitutes the full and entire agreement of the Parties. No representation or statements of any kind made by any representative of either party which are not stated herein shall be binding. No course of dealing or usage of trade or course of performance shall be relevant to explain or supplement any term expressed in this Agreement.

              9.07 ASSIGNMENT. This Agreement may not be assigned by the Service Provider, without the written consent of Norrell, to any person or entity other than a person or entity which properly acquires all of Service Provider's rights and obligations under its franchise or license agreement with Franchisor.

              9.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              9.09 AMENDMENT AND WAIVERS. This Agreement and any provision hereof, may be changed, waived, discharged, or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

              9.10 SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, to the extent possible, it shall be construed in such manner as to be valid, legal, and enforceable so as to most nearly retain the intent of the Parties and, if such construction is not possible, such provision shall be severed from this Agreement, and in either case, the validity and enforceability of any other provision and of the entire Agreement shall not be affected thereby.


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              9.11   TITLES AND SUBTITLES. The title and subtitles used in this
Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

              9.12 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such assigns, any legal or equitable rights hereunder.

              9.13 RESOLUTION OF DISPUTES. If a dispute arises out of or relates to this contract, or the breach thereof, and if such dispute cannot be settled through direct discussions within thirty (30) days of written notice of such dispute from one party to the other, the Parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association. Thereafter, any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration in Atlanta, Georgia, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the Award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Reasonable attorney's fees, costs, and travel costs (up to $2,500), if any, shall be awarded to the prevailing party in any such arbitration.



SERVICE PROVIDER:                               NORRELL CORPORATION

                                         By:
-----------------------------               -----------------------
                                                Title:
                                                      ------------------

Address:                                        Address:

-----------------------------                         3535 Piedmont Road, N.E.
-----------------------------                         Atlanta, Georgia  30305
-----------------------------                         Attn.:  President


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                                    CONSENT

Norrell Services, Inc. ("Franchisor") hereby consents to the execution by the Franchisee or Licensee of the Services Agreement between Franchisee or Licensee and Norrell Corporation (the "Services Agreement" and "Norrell", respectively); and Franchisor waives the obligation of the Franchisee or Licensee contained in
Section 7(e) or comparable section of the Franchise or License Agreement between the Franchisee or Licensee and Franchisor to devote their full time to the development and operation of their franchised or licensed business but only for the sole purpose of providing Contracted Services as defined in and pursuant to the Services Agreement. All Temporary Employees provided to Norrell by the Franchisee or Licensee, and any Liquidated Damages relating to the Temporary Employees, are subject to the Franchise or License Agreement between Franchisor and the Franchisee or Licensee. Ownership of all Confidential Information referenced in the Services Agreement between Franchisee or Licensee and Norrell is subject to the rights of Franchisor contained in the Franchise or License Agreement.



Date:                                              NORRELL SERVICES, INC.
      -----------------------------


                                                   By:
                                                      --------------------------

                                                   Title:
                                                         -----------------------


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                                    EXHIBIT A

                                 PRICING RULES



-Temporary Help Mark-Up % over Burden & Pay

         Tier I - when the number of Norrell staffers is below 10% of FTE's at contract site in franchisee's market in a monthly accounting period 25.5%
         (Typically Equates to a 20.0% GM at a 15% Burden Rate)

         Tier II - when the number of Norrell staffers is at or above 10% of FTE's at contract site in franchisee's market in a monthly accounting period 21.5%
         (Typically Equates to a 17.7% GM at a 15% Burden Rate)

         Whether pricing is at Tier I or Tier II will be locally administered and pricing adjusted at beginning of monthly accounting period based on headcount on the first day of the monthly accounting period.

-Temp to Hire Liquidation Fee Period

         (includes, in addition to normal from date temp to hire, people already of notification in place at client)

-Placement Fee for Startup Hiring (Positions on Schedule B to Franchise
 Agreement)
         (Volume dependent -- See Attachment 1)


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                           Attachment 1 to Exhibit A

                                  Placement Fee


Annual Number Placements
Per Year for the Contract                        Placement Fee Per Person

         0  -  100                                       $500.00

       101  -  200                                       $450.00

       201  -  300                                       $400.00

       301  -  600                                       $350.00

       >600                                              $300.00